Exhibit 10.7

December 11, 2014

Adrian J. Hepner, MD, PhD

Dear Adrian:

I am pleased to extend this offer to you to become Executive Vice President-Clinical Research,
Regulatory and Medical Affairs with Eagle Pharmaceuticals, Inc. The following would be the basic terms of your employment with the Company contingent upon proof of eligibility for U.S. employment and the completion of satisfactory references:

Department:     Scientific Reporting to:     President & CEO Start Date:     January 5, 2015

Initial Salary: $335,000 annually, to be reviewed on an annual basis and adjusted by Eagle to reflect performance and responsibilities. Any salary increases received during the first year of employment will be pro-rated.

You will also receive $25,000 to offset moving and relocation expenses that you incur.

Benefits: You will be eligible for the Company's health insurance program for you and your eligible dependents starting on your date of employment.

Additionally, you may participate in the Company's 401(k) plan, life insurance plan, and long-term disability plan upon meeting the Company's specified eligibility requirements for each plan.

Vacation: You will be eligible for fear (4) weeks of paid vacation annually.

Stock Options: It will be recommended to the Board of Directors that you be granted options to purchase 30,000 shares of Eagle common stock at an exercise price equal to market price on date of approval by the Board of Directors. Upon approval, your options will vest over a four (4)-year period at
25% per year.

Severance: 6 months subject to standard company policy.

Cash Bonus: You will be eligible to participate in the 2015 cash bonus program. A formal annual and on-going bonus program is being prepared for board review. Your bonus payout will be based on the attainment of mutually agreed upon performance goals. Your payout will be based upon 22% of your base salary and paid in the following year.

Relocation Expenses:

Temporary accommodation/housing: Up to 2 (two) months temporary housing.

As a condition of your employment with Eagle, you will be required to execute the Company's standard
Trade Secret, Non-Disclosure and Restrictive Covenant Agreement.

Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause. The nature of your employment is as set forth in this paragraph and cannot be modified in any way except by a written agreement signed by you and an officer of the Company.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

All new hires are required to prove eligibility to work in the United States in accordance with Federal law. On your first day of employment, please provide us with employment eligibility documentation.

We are extremely excited about the opportunity we have to build Eagle into a leading specialty pharmaceutical company. One of the keys to accomplishing this is through the recruitment and retention of talented people. We are looking forward to having you join us and hope that you will accept our offer.

Sincerely,

David E. Riggs
Chief Financial Officer

Accepted and Agreed this 13th day of December, 2014.

Adrian J. Hepner